Exhibit 99.1

Rimage Reports Strong First Quarter Sales and Earnings

        Business Editors

        MINNEAPOLIS — (BUSINESS WIRE) — April 21, 2004 — Rimage Corporation (Nasdaq:RIMG) today reported revenues of $14,444,000 for the first quarter of 2004 ended March 31, an increase of 25% from $11,544,000 in the year-earlier period. Net income came to $1,832,000 or $0.18 per diluted share, up 22% from $1,504,000 or $0.16 per diluted share in the first quarter of 2003.

        Bernard P. (Bernie) Aldrich, president and chief executive officer, commented: “The medical imaging and digital photography markets made particularly strong contributions to Rimage’s above-plan operating results. We continued to retrofit CT, MRI and other medical imaging modalities with our digital output systems. We also are continuing to pursue OEM relationships with industry-leading manufacturers of medical imaging equipment. Fuji Color Processing, which operates the wholesale photo-finishing labs of FujiPhotoFilm USA made a significant purchase of CD/DVD publishing systems with Everest color printers, printer ribbons and CD media during the quarter. Fuji is using our equipment to upgrade and expand its capacity for publishing photos on CDs. We believe this development offers further evidence of growing consumer demand for having photos published on CDs. Rimage is also in the process of moving to the next stage with the major national retailer that was field testing Rimage’s CD/DVD publishing systems in selected one-hour photo finishing labs.”

        Aldrich continued: “During the quarter, we further strengthened our sales and marketing organization and continued the development of a next-generation Desktop product line for business office applications. We recently introduced our redesigned and upgraded Desktop publisher and expect to start shipments later in the second quarter. These sales and product development initiatives are strengthening Rimage’s ability to capitalize upon an expanding range of promising opportunities in our targeted markets. For this reason, we believe Rimage’s prospects for 2004 are very positive.”

        First Quarter Financial Highlights

—	Rimage increased its penetration of its targeted markets — digital photography, medical imaging, financial institutions, business offices and government — which accounted for 77% of total first quarter sales.

—	Paced by the strength of Rimage’s European operation, international sales increased 29% in the first quarter and accounted for 43% of the sales total for this period, compared to 42% in the year-earlier period. Currency effects increased worldwide sales by 5% in this year’s first quarter.

—	Recurring revenues, including sales of maintenance contracts, printer ribbons and cartridges, parts and CD/DVD media, increased 41% in the first quarter and accounted for 37% of total sales, up from 32% in last year’s first quarter. This growth resulted from the continued expansion of Rimage’s worldwide installed base of CD/DVD publishers and the implementation of a strategy for bundling blank CD and DVD discs with replacement printer ribbons and cartridges in media kits. This strategy is aimed at making it easier and more convenient for customers to purchase consumable supplies. Moreover, the blank discs in these kits are manufactured to Rimage’s specifications, enabling customers to achieve superior recordability as well as the exacting label print quality and durability standards of its printers. Rimage believes there is significant revenue potential for this media strategy in 2004 among growing numbers of current and prospective customers.

—	Cash and short-term investments totaled $48,209,000 at March 31, 2004, compared to $48,597,000 at the end of 2003. During the first quarter, cash was used to pay income taxes and finance inventories required for the second quarter introduction of the new Desktop product line. Shareholders’ equity came to $54,105,000 at the end of the first quarter, up from $52,011,000 at year-end 2003.

        For the second quarter of 2004 ending June 30, Rimage is forecasting earnings of $0.17 to $0.19 per diluted share on revenues of $14.0 to $15.0 million.

        About Rimage

        Rimage Corporation is the world’s leading provider of recordable CD and DVD publishing systems, which are used by businesses to produce discs with customized digital content on an on-demand basis. Rimage’s publishing systems, which span the range from high to low CD/DVD production volumes, integrate robotics, software and surface label printers into a complete publishing solution. Rimage is focusing its CD/DVD publishing solutions on a set of vertical markets with special needs for customized, on-demand digital information: digital photography, medical imaging, financial institutions, business offices, and government.

        Statements regarding Rimage’s anticipated performance in 2004 are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the computer peripherals market, competitive products, changes in technology, conditions in overseas markets that could affect international sales, and other factors set forth in Rimage’s filings with the Securities and Exchange Commission.

RIMAGE CORPORATION
Selected Consolidated Financial Information
(In thousands except per share data)
(Unaudited)

Consolidated Statement of Operations Information:
	Three months ended March 31,
	2004	2003
Revenues	$14,444	$11,544
Cost of Revenues	7,370	5,809

Gross Profit	7,074	5,735
Operating Expenses:
Research and Development	1,125	848
Selling, General and Administrative	3,211	2,634

Total Operating Expenses	4,336	3,482

Operating Income	2,738	2,253
Other Income, Net	147	115

Income Before Income Taxes	2,885	2,368
Income Tax Expense	1,053	864

Net Income	$1,832	$1,504

Net Income Per Basic Share	$.20	$.17
Net Income Per Diluted Share	$.18	$.16
Basic Weighted Average Shares Outstanding	9,168	8,727
Diluted Weighted Average Shares Outstanding	9,920	9,483

Consolidated Balance Sheet Information:
	Balance As Of
	March 31, 2004	December 31, 2003
	(Unaudited)
Cash and Marketable Securities	$48,209	$48,597
Accounts Receivable	7,083	6,243
Inventories	4,045	3,334
Total Current Assets	61,169	59,849
Property and Equipment, Net	1,297	1,137
Total Assets	62,503	61,024
Current Liabilities	8,398	9,013
Stockholders’ Equity	54,105	52,011

        Conference Call and Replay

        Rimage Corporation will review its first quarter operating results in a conference call at 4:30 PM Eastern today. Investors can listen to the conference call at www.rimage.com. Listeners should go to this web site at least 15 minutes before the scheduled start time to download and install any necessary audio software. A replay of the conference call will be available through April 28, 2004 by dialing 1-303-590-3000 and providing the 577194 confirmation code.

CONTACT:	Rimage Corporation, Minneapolis
Bernard P. (Bernie) Aldrich, 952-944-8144
or
Robert M. Wolf, 952-944-8144
or
Equity Market Partners
Richard G. Cinquina, 800-522-1744 or 612-338-0810